UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Colony Bankcorp, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply)

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 16, 2026

Dear Fellow Shareholder:

On behalf of the Board of Directors and management of Colony Bankcorp, Inc. (the “Company”), I cordially invite you to attend the 2026 Annual Meeting of Shareholders. The meeting will be held at 11:00 a.m., local time, on May 21, 2026, at the Fitzgerald Utilities Building, 103 W Central Ave., Fitzgerald, Georgia 31750.

As we do at this meeting every year, in addition to considering the matters described in the Proxy Statement, we will present management’s report on the Company’s 2025 financial and operating performance and will address your questions and comments.

A Proxy Statement describing the business to be conducted at the Annual Meeting and a proxy card enabling you to vote without attending the meeting is enclosed. Our Annual Report to Shareholders for the year ended December 31, 2025 is also provided. In accordance with the rules of the Securities and Exchange Commission, our Proxy Statement, proxy card and 2025 Annual Report to Shareholders are also available on the Internet at https://materials.proxyvote.com/19623P.

An important part of the Annual Meeting is the shareholder vote on corporate business items. I urge each of you to exercise your rights as a shareholder to vote and participate in this process. In this Annual Meeting, shareholders are being asked to consider and vote upon: (1) the election of eight directors of the Company; (2) the advisory (non-binding) resolution to approve our executive compensation as disclosed in the enclosed Proxy Statement; (3) the ratification of the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and (4) any other business that may properly come before the Annual Meeting or any other adjournment or postponement thereof.

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to read the enclosed Proxy Statement and vote and submit your proxy online, by telephone, or by mail. This will ensure that your shares are represented at the Annual Meeting and will save us the additional expense of soliciting proxies. If you vote your shares prior to the Annual Meeting, you will have the right to revoke your proxy and vote your shares by one of the methods described in the Proxy Statement.

Your Board of Directors and management are committed to the continued success of Colony Bankcorp, Inc. and the enhancement of your investment. As CEO, I want to express my appreciation for your confidence and support.

Sincerely,

T. Heath Fountain

Chief Executive Officer

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2026

To the shareholders of Colony Bankcorp, Inc.:

NOTICE IS HEREBY GIVEN that the 2026 Annual Meeting of Shareholders (the “Annual Meeting”) of Colony Bankcorp, Inc. (the “Company”) will be held at the Fitzgerald Utilities Building, 103 W Central Ave., Fitzgerald, Georgia 31750 on Thursday, May 21, 2026 at 11:00 a.m., local time, for the following purposes:

1.	To elect eight directors to serve until the 2027 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;
2.	To solicit an advisory (non-binding) vote approving the Company’s executive compensation;
3.	To ratify the appointment of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2026; and
4.	To transact any other business that may properly come before the Annual Meeting or any other adjournment or postponement thereof. As of the date of this proxy statement, the Board of Directors is not aware of any other such business.

The close of business on March 27, 2026 has been fixed as the record date by the Board of Directors for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.

Shareholders may receive more than one proxy because of shares registered in different names or addresses. Each such proxy should be marked, dated, signed and returned. Please check to be certain of the manner in which your shares are registered - whether individually, as joint tenants, or in a representative capacity - and sign the related proxy accordingly.

A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any shareholder, for any purpose germane to the Annual Meeting, during normal business hours, for a period of at least 10 days prior to the Annual Meeting at the Company’s corporate office located at the address set forth above.

It is important that your shares be represented and voted at the meeting regardless of the numbers of shares you own. Whether or not you plan to attend the Annual Meeting, you are urged to promptly vote the enclosed proxy. You can vote your shares online or by telephone, or by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying proxy statement. You may revoke your proxy at any time prior to its exercise by written notice to the Company prior to the meeting or by attending the meeting personally and voting. Returning your proxy does not deprive you of your right to attend the Annual Meeting and vote your shares in person.

More detailed information regarding the matters to be acted upon at the special meeting is contained in the proxy statement accompanying this notice.

By Order of the Board of Directors

T. Heath Fountain
Chief Executive Officer
Fitzgerald, Georgia
April 16, 2026

COLONY BANKCORP, INC.

Post Office Box 989

115 South Grant Street

Fitzgerald, Georgia 31750

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

May 21, 2026

This proxy statement is being furnished to the shareholders of Colony Bankcorp, Inc. in connection with the solicitation of proxies by its Board of Directors (the “Board”) to be voted at the 2026 Annual Meeting of Shareholders and at any adjournments thereof (the “Annual Meeting”) for the purposes set forth in this proxy statement and the accompanying notice of the meeting. The Annual Meeting will be held on Thursday, May 21, 2026, at the Fitzgerald Utilities Building, 103 W Central Ave., Fitzgerald, Georgia 31750, at 11:00 a.m. local time.

The approximate date on which this proxy statement and the accompanying proxy card are first being sent or mailed to shareholders is April 16, 2026. You should read the entire proxy statement carefully before voting.

As used in this proxy statement, the terms “Colony Bankcorp,” “Company,” “Colony,” “we,” “our” and “us” all refer to Colony Bankcorp, Inc. and its wholly-owned banking subsidiary, Colony Bank, except where the context requires otherwise.

Notice Regarding The Internet Availability Of Proxy Materials

We have posted materials related to the 2026 Annual Meeting on the Internet. The following materials are available on the Internet at https://materials.proxyvote.com/19623P:

●	This proxy statement for the 2026 Annual Meeting,
●	Colony’s 2025 annual report to shareholders, and
●	Colony’s Annual Report on Form 10-K for the year ended December 31, 2025, and filed with the Securities and Exchange Commission.

VOTING

General

The securities which can be voted at the Annual Meeting consist of the Company’s common stock, $1.00 par value per share (“Company common stock”), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Company common stock who are entitled to notice of and to vote at the Annual Meeting is March 27, 2026. Holders of shares of our common stock at the close of business on the record date are entitled to attend the Annual Meeting and vote on the proposals brought forth during the Annual Meeting or any postponements or adjournments thereof. On the record date, 21,172,315 shares of Company common stock were outstanding and eligible to be voted.

Quorum and Vote Required

The presence, in person or by proxy, of a majority of the outstanding shares of Company common stock is necessary to constitute a quorum at the Annual Meeting. In determining whether a quorum exists at the Annual Meeting for purposes of all matters to be voted on, all votes “for” or “against” as well as all broker non-votes and abstentions (including votes to withhold authority to vote) will be counted.

In voting for the proposal to elect eight directors (Proposal No. 1), you may vote in favor of all nominees or withhold your votes as to all or as to specific nominees. The vote required to approve each director nominee set forth in Proposal No. 1 is governed by the Company’s Amended and Restated Bylaws and is an affirmative vote of a majority of the votes cast at the Annual Meeting where a quorum is present, provided, however, in the event of a contested election for a director seat, such director shall be elected by a plurality of votes received rather than a majority of votes cast. Abstentions, votes withheld, and broker non-votes will not be counted and will have no effect. Shareholders are not entitled to cumulative voting in the election of our directors. Any other matter which may be submitted to shareholders at the Annual Meeting will be determined by a majority of the votes cast at the Annual Meeting, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect.

In voting on the proposal to approve the advisory (non-binding) vote on executive compensation (Proposal No. 2), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 2, excluding abstentions, votes withheld, and broker non-votes, which will not be counted and will have no effect. The vote is advisory, and will not be binding upon the directors.

In voting on the proposal to approve the ratification of the Company’s independent registered public accounting firm (Proposal No. 3), you may vote for or against the proposal or abstain. The proposal will be deemed approved if a majority of the votes cast at the Annual Meeting are voted for Proposal No. 3, excluding abstentions and votes withheld, which will not be counted and will have no effect.

As of March 27, 2026, our directors and executive officers held 830,645 shares of Company common stock, or approximately 3.92% of all outstanding common stock, and we believe that all of those shares will be voted in favor of all proposals.

In the event there are not sufficient votes for a quorum or to approve or ratify any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to permit the further solicitation of proxies.

The Board recommends that you vote your shares “FOR” the election of each of the eight director nominees named in this proxy statement, “FOR” the advisory vote on the compensation of Colony’s named executive officers, and “FOR” the ratification of Mauldin & Jenkins, LLC as our independent registered public accounting firm for 2026.

Proxies

If you hold your shares in your own name, you may vote by proxy or in person at the Annual Meeting. To vote your shares, you may select one of the following options:

●	Vote by Telephone - You can vote your shares by telephone by calling 1-800-690-6903. Telephone voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on May 20, 2026. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card.
●	Vote by Internet - You can also choose to vote by visiting www.proxyvote.com. Internet voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on May 20, 2026. You will be given the opportunity to confirm that your instructions have been properly recorded. If you vote on the Internet, you do NOT need to return your proxy card.
●	Vote by Mail - If you choose to vote by mail, simply mark your proxy card, date and sign it and return it in the postage-paid envelope provided.
●	Vote in Person - You can vote your shares at the Annual Meeting by attending the Annual Meeting and voting in person.

All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. In voting by proxy with regard to the election of directors, you may vote in favor of all nominees, withhold your votes as to all nominees or withhold your votes as to specific nominees. You should specify your choices on the proxy card. If no specific instructions are given with regard to the matters to be voted upon, the shares represented by a signed proxy card will be voted “FOR” the proposals listed on the proxy card. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

All expenses incurred in connection with the solicitation of proxies will be paid by the Company. Solicitation may take place by mail, telephone, telegram, or personal contact by our directors, officers, and employees of the Company without additional compensation. The Annual Report of the Company for the year 2025, which includes the Audited Consolidated Financial Statements and accompanying Notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations, accompanies this proxy statement.

Beneficial Holders: Shares Registered in the Name of Broker, Bank or Other Agent

Many of our shareholders hold their shares through a bank, broker, or other nominee rather than directly in their own name. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, commonly referred to as “street name,” you should have received our proxy materials from that organization rather than from us. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You should follow the instructions provided by your broker, bank or other agent regarding how to vote your shares. As the beneficial owner of shares held in street name, you are also invited to attend the Annual Meeting. However, since your bank, broker, or other nominee, and not you, is the shareholder of record, you may not vote shares held in street name in person at the Annual Meeting unless you obtain a signed “legal proxy” from your bank, broker, or other nominee giving you the right to vote the shares. Your bank, broker, or other nominee has enclosed or provided with this proxy statement a voting instruction card for you to use to direct your bank, broker, or other nominee how to vote your shares.

If your shares are held by your broker, bank or other agent as your nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.”  You are not the “record holder” of such shares. If this is the case, you will need to obtain a proxy card from the organization that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. Brokers, banks or other agents that have not received voting instructions from their customers cannot vote on their customers’ behalf with respect to proposals that are not “routine” but may vote their customers’ shares with respect to proposals that are “routine.”  Shares that brokers, banks and other agents are not authorized to vote are referred to as “broker non-votes.” The ratification of the Company’s independent registered public accounting firm is a routine proposal, while the election of directors, approval of the Stock Purchase Plan, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation are not “routine” proposals. Therefore, if you are a beneficial holder and if you submit a voting instruction form to your bank, broker or other nominee but do not specify how to vote your shares, your shares will be voted in the bank, broker or other nominee’s discretion with respect to the ratification of the Company’s independent registered public accounting firm but such shares will not be voted with respect to the election of directors, approval of the Stock Purchase Plan, the advisory vote on executive compensation and the advisory vote on the frequency of the advisory vote on executive compensation.

If your shares are held by your broker, bank or other agent as your nominee, you must follow the instructions provided by your broker, bank or other agent as your nominee if you wish to change or revoke your vote.

Proxies

The Board has appointed T. Heath Fountain and Mark H. Massee as your proxies, each with power of substitution, at the Annual Meeting. We are not aware of any other matters to be considered at the Annual Meeting. However, if any other matters come before the Annual Meeting, Mr. Fountain and Mr. Massee will vote your proxy on such matters in accordance with their judgment.

Changing My Vote

All proxy cards delivered pursuant to this solicitation are revocable at any time before the Annual Meeting by giving written notice to our Secretary, Edward L. Bagwell, at 115 South Grant Street, Fitzgerald, Georgia 31750, by delivering a later dated proxy card, by voting in person at the Annual Meeting, or by voting again by telephone or on the Internet prior to 11:59 P.M., Eastern Time, on May 20, 2026. Please note that attending the Annual Meeting in person will not automatically change or revoke your proxy unless you vote again in person at the Annual Meeting.

If your shares are held by your broker, bank or other agent as your nominee, you must follow the instructions provided by your broker, bank or other agent as your nominee if you wish to change or revoke your vote.

Voting Results

The Company will publish the voting results in a Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”) within four business days following the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Attending the Annual Meeting

If you attend the Annual Meeting and desire to vote your shares at the meeting, you must bring photo identification. If you hold your shares through a bank, broker or other agent, you must also bring proof of your ownership of your shares, such as the voting instruction form or an account statement from your broker, bank or other agent. Without proof of ownership, you may not be allowed to vote at the meeting. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Annual Meeting is prohibited without express written consent of the Company.

Proxy Solicitation

The Board of Directors is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or by other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of common stock.

Additional Questions

Shareholders who have questions about the matters to be voted on at the Annual Meeting or how to submit a proxy, or who desire additional copies of the Proxy should contact Edward L. Bagwell at Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750 or by phone at (229) 426-6000 or by email to lbagwell@colonybank.com.

BUSINESS OF THE COMPANY

The Company is a Georgia business corporation that began operating in 1975. The Company was organized for the purpose of operating as a bank-holding company in 1982 under the Federal Bank Holding Company Act of 1956, as amended, and the bank holding company laws of Georgia. From 1984 through 2008, the Company engaged in a series of mergers and acquisitions that resulted in the Company’s ownership of seven banking subsidiaries and one non-bank subsidiary. In 2008, the Company affected a merger (the “Merger”) of its subsidiary banks into one surviving bank, Colony Bank of Fitzgerald, which it renamed Colony Bank (the “Bank”).

The Company conducts a general full service commercial, consumer and mortgage borrowing business through 37 locations throughout Georgia and is now serving Alabama and North Florida. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. In 2021, through a fully owned subsidiary of the Bank, CBAN Customer Synergy, LLC, the Company began offering insurance to its customers. Because the Company is a bank holding company, its principal operations are conducted through its wholly-owned subsidiary bank, Colony Bank. The Company has 100 percent ownership of the Bank and maintains systems of financial, operational and administrative controls that permit centralized evaluation of the operations of the Bank in selected functional areas including operations, accounting, marketing, investment management, purchasing, human resources, computer services, auditing, compliance and credit review.

Responsibility for management of the Bank remains with the Bank’s Board of Directors and officers. Services rendered by the Company are intended to assist bank management and to expand the scope of available banking services.

Colony Bankcorp, Inc.’s common stock is quoted on the New York Stock Exchange, (NYSE) under the symbol “CBAN.”

Employees

As of December 31, 2025, the Company and its subsidiaries employed 526 Full Time Equivalent employees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors consists of eight members, seven of whom are non-employee directors. The Company’s Amended and Restated Bylaws provide that the Board of Directors shall consist of not less than three nor more than 25 persons, with the exact number to be fixed and determined from time to time by resolution of the Board of Directors, or by resolution of the shareholders at any annual or special meeting of shareholders. Our Board of Directors also serves as the Board of Directors of the Bank.

The Board of Directors has voted that the Board consist of eight members for the Company’s 2026 fiscal year.

The Nominating Committee, consisting of independent directors Meagan M. Mowry, Matthew D. Reed and Audrey D. Hollingsworth recommended to the full Board a slate of directors for consideration in the shareholders proxy for the Annual Meeting. The Board of Directors, based on the Nominating Committee recommendations, has nominated the following persons for submission to the shareholders for election for a one-year term expiring at the 2027 annual meeting:

Scott L. Downing	Mark H. Massee
T. Heath Fountain	Meagan M. Mowry
Audrey D. Hollingsworth	Matthew D. Reed
Paul Joiner, III	Brian D. Schmitt

Each of the nominees is currently a director.

The Board of Directors unanimously recommends that you vote “FOR” each of the eight nominees named above to the Board of Directors.

Each of the nominees has consented to serve if elected. If any nominee should be unavailable to serve for any reason, the Board may designate a substitute nominee (in which event the persons named as proxies will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancy to remain open until a suitable candidate is located, or reduce the number of directors.

Set forth below is information as of March 27, 2026 about each of the director nominees, including his or her name, age, experience and qualifications, each of the positions and offices he or she holds with the Company, his or her term of office as a director, and all periods during which he or she has served as a director of the Company. Each director’s beneficial ownership of Company common stock is set forth in the table under the section “Stock Ownership” in this proxy statement.

As currently comprised, the Board of Directors is a diverse, qualified and experienced group of individuals who are drawn from various market sectors and industry groups with a presence in the Bank’s markets. Board members are individuals with knowledge and experience who serve and represent the Company’s geographic footprint throughout the counties and communities served. Current board representation by outside directors demonstrates a background in banking, local government, construction and small business ownership, with the expertise of these individuals covering a broad array of skills including corporate management, human resource management, strategic planning, business acquisitions, and small business operations. In addition, generational attributes further broaden the diversity of the full board.

Directors and Nominees

Scott L. Downing. Mr. Downing, age 55, is the President of SDI Investments and President of Lowell Packing Company. He has served as President of SDI Investments since 2005 and as an officer of Lowell Packaging Company since 1997. Mr. Downing is presently involved with managing family investments. He is very active in community affairs and currently serves as Chairman of the Dorminy Medical Center Foundation. Mr. Downing has also served as Ben Hill County Commissioner and Chairman of the ACCG policy committee for Economic Development and Transportation. He previously served as a Director of the Colony Bank Fitzgerald charter until the Merger in 2008 and has served as a community board member of the Colony Bank Fitzgerald office since 2008. Mr. Downing graduated from Georgia Southern University with a BBA in Management. Mr. Downing has been a Director of the Company since January 2012.

The Board of Directors believes that Mr. Downing’s broad business background dealing with regulatory issues and bank board experience will provide invaluable expertise in oversight and setting policy for the Company and will make him an excellent candidate for Director of the Company.

T. Heath Fountain. Mr. Fountain, age 50, has served as Chief Executive Officer of the Company since July 2018. He is responsible for providing strategic leadership by working with the Board of Directors and the executive management team to establish long-term goals, growth strategies, and processes and procedures for the Company and the Bank. Mr. Fountain’s primary objective is to ensure the Bank’s affairs are carried out competently, ethically, in accordance with the law, and in the best interest of employees, customers, and shareholders. Mr. Fountain also served as Acting Chief Financial Officer from January 2023 until January 2024 and President of the Company from July 2018 until September 2022. Mr. Fountain is an experienced executive officer and has numerous years of experience in the banking industry and brings significant public-company experience and market-area knowledge to the position. From 2015 to 2018, Mr. Fountain served as the President and Chief Executive Officer of Planters First Bank in Hawkinsville, Georgia. Prior to his tenure at Planters First Bank, he served as Executive Vice President and Chief Financial Officer of Albany-based Heritage Financial Group from 2007 until its acquisition by Renasant Bank in 2015. Mr. Fountain graduated from University of Georgia with a BBA in Accounting. Mr. Fountain has been a Director of the Company since July 2018.

The Board of Directors believes that Mr. Fountain’s background in executive leadership roles and his experience in the banking industry will make him an excellent candidate for Director of the Company.

Audrey D. Hollingsworth. Ms. Hollingsworth, age 63, is Chief Human Resources Officer for W. C. Bradley Co. since November, 2023. In her current position she is continuing her career in human resources management. Before joining W. C. Bradley Co., Ms. Hollingsworth was Vice President of People Services for Goodwill Industries of the Southern Rivers, Ms. Hollingsworth was President of the Hollingsworth Group, a human resources and information technology consulting company. For 26 years prior to joining Hollingsworth Group, she served in positions of increasing responsibility at Synovus Financial Corporation, eventually ascending to the position of Group Executive and Chief People Officer. Ms. Hollingsworth serves on the Board of Directors for the Development Authority Foundation Board, the University of Georgia’s J.W. Fanning Institute for Leadership Development Advisory Board, the Mayor’s Advisory Committee for Public Safety and Law Enforcement, and the Greater Columbus Georgia Chamber of Commerce, of which she is Past Chairman. In addition, she is an alumna, Past President, and Chairman of Leadership Georgia and is currently a member of the Society for Human Resources and Delta Sigma Theta Sorority, Inc. Ms. Hollingsworth is a recipient of the Girl Scouts of Historic Georgia’s Women of Achievement Award. She holds a Bachelor of Science in Business Education from the University of Georgia and a Master of Science in Management from Troy State University. Ms. Hollingsworth has been a Director of the Company since December 2022.

The Board of Directors believes that Ms. Hollingsworth’s experience in Human Resource roles and her experience in the banking industry will make her an excellent candidate for Director of the Company.

Paul Joiner, III. Mr. Paul Joiner, III, age 48, is the Vice President of Finance and a director of Polymer Solutions Group, LLC and its related operating entities, SASCO Chemical Group, LLC, Flow Polymers, LLC, SASWAY Transport, LLC, and PSG IP Operations Ireland Ltd. since 2013. In his role, Mr. Joiner founded/co-owned a trucking company prior to sale to a private equity firm; navigated acquisition of target competitor and product lines; navigated sale of multi-generation family-owned business to private equity firm and subsequent sale of combined business to another private equity firm. From 2010 until starting his current role, Mr. Joiner was Chief Financial Officer of Thrush Aircraft, Inc. From 2001 until 2010, he held various roles at Mauldin & Jenkins, LLC where he served in the Financial Institutions and General Services Practice. Mr. Joiner is a member of Georgia Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He is a licensed CPA. Mr. Joiner received his Bachelor of Business Administration in Accounting and his Masters of Accountancy from The University of Georgia.

The Board of Directors believes that Mr. Joiner’s background in accounting and finance and his experience in executive company management will make him an excellent candidate for Director of the Company.

Mark H. Massee. Mr. Massee, age 72, is a self-employed building construction consultant. He is the retired President of Massee Builders, Inc. with which he was affiliated for 42 years. Mr. Massee is Owner/Manager of MHM Properties and is Owner/President of Dorminy-Massee House Inc., a bed and breakfast inn. Mr. Massee graduated from Georgia Institute of Technology with a BS in Industrial Management. Mr. Massee is the former mayor of the City of Fitzgerald, Georgia. He has served as a Director of Colony Bank since 1996. Mr. Massee has been a Director of the Company since February 2007 and served as Vice Chairman of the Board from June 2013 until June 2016. Mr. Massee has served as Chairman of the Board since June 2016.

The Board of Directors believes that Mr. Massee’s experience in commercial real estate and management will make him an excellent candidate for Director of the Company.

Meagan M. Mowry. Ms. Mowry, age 49, is the co-founder and co-owner of Simcoe Investments, founded in September 2008, and its development and construction subsidiaries, Homes of Integrity Construction and Integrity Real Estate. Ms. Mowry has served as Manager and Marketing Director of Integrity Real Estate, LLC since January 2016 and as Vice President of Homes of Integrity from 2004 to 2016. Ms. Mowry entered the real estate industry in 2004 and has been a licensed real estate agent since 2014 through the Savannah Board of Realtors. Ms. Mowry currently serves as a board member for the Sales and Marketing Council of the Savannah Home Builders Association. Ms. Mowry has been a Director of the Company since March 2019.

The Board of Directors believes that Ms. Mowry’s knowledge of real estate lending and finance and her understanding of the real estate industry will make her an excellent candidate for Director of the Company.

Matthew D. Reed. Mr. Reed, age 38, is the owner and Chief Executive Officer of Georgia CEO, a network of local websites focused on the business communities across Georgia. Mr. Reed has been the owner of the company since 2010 and Chief Executive Officer of the company since 2012. Mr. Reed also serves on the Board of Governors for the Georgia Chamber of Commerce and sits on the UGA Small Business Development Center’s State Advisory Board. He has served as a community board member of the Colony Bank Albany office since December 2018. Mr. Reed graduated from Valdosta State University with a BBA in Management. Mr. Reed has been a Director of the Company since March 2019.

The Board of Directors believes that Mr. Reed’s record of business and civic achievement will be invaluable to our mission as a community bank. Also, the expertise and insight he provides to the Greater Georgia business community will add a unique perspective to our Board’s governance and will make him an excellent candidate for Director of the Company.

Brian D. Schmitt. Mr. Schmitt, age 64, has served as Executive Vice Chairman of the Board and a Director of the Company since August 2021. From July 2016 to August 2021, Mr. Schmitt served as President and Chief Executive Officer of SouthCrest Financial Group, Inc. and SouthCrest Bank until its merger with the Company in August 2021. In his past Mr. Schmitt has a history of start-up, growth, consolidation and sale of financial institutions. Prior to his time at SouthCrest, Mr. Schmitt has held many other executive leadership positions with other banks, including The PrivateBank, Premier Bank and Heritage Financial Group. Mr. Schmitt graduated from Troy University with a BA in Finance. He has been in banking since 1983.

The Board of Directors believes that Mr. Schmitt’s experience in bank executive management will make him an excellent candidate for Director of the Company.

No director named herein has a family relationship, as defined in Item 401 of Regulation S-K, with any of the other directors or executive officers. No director named herein is being proposed for election pursuant to any agreement or understanding between such director and the Company. Each director serves until the Annual Meeting following his election or until such later time as his successor is elected and qualifies or there is a decrease in the number of directors.

Executive Officers

T. Heath Fountain, Edward Lee Bagwell, III, Leonard Bateman, Jr., Ed Canup, Roy Dallis Copeland, Jr., Kimberly C. Dockery, Gregory H. Eiford, Daniel E. Rentz, Laurie Senn and Derek Shelnutt are executive officers of the Company. The following are certain biographical information for our executive officers. For Mr. Fountain, who also serves as a director of the Company, please see “Directors and Nominees” for their biographical information.

Edward L. Bagwell, III. Mr. Bagwell, age 58, has served as Executive Vice President, Chief Risk Officer and General Counsel of the Company since May 2019, and Corporate Secretary of the Company since December 2019, and previously served as Executive Vice President and Chief Credit Officer of the Company from August 2017 until May 2019. In his current role with the Company, Mr. Bagwell is responsible for identifying, assessing, measuring, monitoring, mitigating and managing all types of risk arising from the internal and external business environment at a bank-wide level as well as supervising all legal matters involving the bank, reviews all legal matters involving the bank, and reviews all legal bills submitted to the Company for propriety and reasonableness of charges and payment. Mr. Bagwell served as Senior Vice President and Chief Credit Officer from October 2016 to August 2017 and as Executive Vice President and Chief Credit Officer from August 2017 to May 2019. Mr. Bagwell joined the Company in June 2003 as a commercial lender and in-house legal counsel with Colony Bank Southeast. Beginning in 2008 he served as the Company’s in-house legal counsel and was in charge of the Bank’s special assets. Prior to that time, Mr. Bagwell was in private practice of law in Douglas, Georgia.

Leonard Bateman, Jr. Mr. Bateman, age 53, has served as Executive Vice President and Chief Credit Officer of the Company since May 2020, and previously served as Senior Credit Officer of the Company between May 2019 and May 2020. In his current role with the Company, Mr. Bateman is responsible for galvanizing and managing all aspects of the credit risk management function including design, execution and communication of policy, approval process, administration, and portfolio analysis. Mr. Bateman served as Director, President and CEO of Calumet Bank in LaGrange, Georgia from August 2012 to May 2019, when it was acquired by the Company. While at Calumet during the great recession, Calumet performed in the top quartile in multiple credit metrics. Mr. Bateman served as Chief Lending Officer at Calumet until he was appointed President and CEO, previously he served as Regional Credit Officer of Flag Bank. He has approximately 26 years of banking experience.

Ed Canup. Mr. Canup, age 65, has served as Executive Vice President and Chief Banking Officer of the Bank since January 2025. Previously, he served as Chief Revenue Officer and President of Banking Solutions from November 2022 to December 2024. From 2020 to 2022, Mr. Canup served as Executive Vice President and Chief Revenue Officer at Capital City Bank, where he oversaw corporate banking, commercial real estate, treasury management, specialty lending, emerging markets, and the expansion of markets and business lines. He also served on the Executive Committee and as a Director for Capital City Investments and Capital City Trust Company. Mr. Canup currently serves on the boards of the Tallahassee Memorial Hospital Foundation and the Tallahassee Quarterback Club Foundation. Additionally, he is Secretary/Treasurer of TMH Health Ventures and Southeast Community Health Services and has served on various committees of the Florida Bankers Association.

Roy Dallis Copeland, Jr. Mr. Copeland, age 57, has served as President of the Company and the Bank since September 2022, and previously served as Special Advisor of the Company and the Bank from July of 2021 to September 2022. Mr. Copeland also served as Executive Vice President and Chief Community Banking Officer at Synovus Financial Corporation from 2015 until 2019, where he was responsible for all banking services including corporate, commercial real estate, retail, private wealth, treasury management, credit card, marketing and special assets. During his tenure at Synovus, he was a member of the Executive Committee and reported directly to the Chairman and CEO from 2009 until his retirement in 2019. He previously served on the executive committee for the University System of Georgia Foundation and has served as a member of various boards, including the Greater Columbus Chamber of Commerce, the Board of the Development Authority of Columbus and the Georgia Bankers Association.

Kimberly C. Dockery. Ms. Dockery, age 43, has served as Executive Vice President and Chief of Staff since September 2022, prior to that she served as Executive Vice President and Chief Administrative Officer of the Company from July 2018. Prior to her joining the Company, she served as Chief Administrative Officer at Planters First Bank from

2015 to 2018. Prior to joining Planters First Bank, Ms. Dockery served as Management Reporting and Banking Officer at Albany-based Heritage Financial Group from 2007 to 2015.

Gregory H. Eiford.  Mr. Eiford, age 55, has served as Executive Vice President, Chief Community Banking Officer and Chief Deposit officer of Colony Bank. Prior to the merger with Colony on December 1, 2025, Mr. Eiford served as the President and Chief Executive Officer of TC Federal Bank. Mr. Eiford was employed with TC Federal Bank since October 2008. Mr. Eiford was instrumental in managing numerous projects related to the TC Federal's transition to a commercial community bank. Prior to being employed with TC Federal Bank, Mr. Eiford owned and operated E & E Homes, a residential home builder, from 2004 through 2008, in Thomasville, Georgia. Mr. Eiford is a graduate of The Georgia Institute of Technology and the Stonier School of Banking. He is currently serving on the Community Banker's Council of the American Banker's Association, the Archbold Foundation Board of Directors and the financial oversight team for Auburn Community Church. He previously served on the Georgia Bankers Association Board of Directors, the Board of Directors of the Thomasville Chamber of Commerce and is Past President of Thomasville’s Habitat for Humanity and Brookwood School Athletic Boosters.

Daniel E. Rentz. Mr. Rentz, age 43, has served as Executive Vice President and Chief Information Officer of the Company and Colony Bank since January 2025. In his current role with the Company, Mr. Rentz is responsible for the day-to-day oversight of Information Technology and Operations as well as for the Innovative and Strategic objectives of the company. Prior to that he served as Senior Vice President and Chief Technology Officer of the Company from September 2022. Mr. Rentz served as Director of Information Technology for the Company and the Bank from September 2020 to September 2022. Mr. Rentz joined the Company in February 2007 as a Mainframe Operator for the Company and has served in several roles since including Mainframe Manager and Application Services Manager.

Laurie Senn. Ms. Senn, age 42, has served as Executive Vice President and Chief Administrative Officer of the Company and Colony Bank since January 2025. Prior to that, she served as Senior Vice President and Chief Operations Officer of the Company from September 2022 to January 2025, as well as Senior Vice President and Director of Loan Operations from September 2020 to September 2022. In her current role with the Company, Ms. Senn is responsible for the day-to-day oversight of Marketing, Human Resources, Payments, Personal Lending and the Innovative objectives of the company. Prior to her joining the Company, she served as Executive Vice President at Members United Credit Union from 2018 to 2020. Prior to joining Members United Credit Union, Ms. Senn held leadership roles at AB&T, Renasant Bank, and Heritage Bank of the South. She has approximately 23 years banking experience. She is a 2020 graduate of Leadership Lee, hosted by the Lee County Chamber of Commerce in Leesburg, GA and currently serves on the Board of Directors for Ballet Theatre South, a local non-profit pre-professional ballet company in Albany, GA, as its President.

Derek W Shelnutt. Mr. Shelnutt, age 39, has served as Executive Vice President, Chief Financial Officer of the Company since January 2024 and as Executive Vice President, Chief Financial Officer of the Bank since July 2023. In his current role, Mr. Shelnutt is responsible for developing and implementing the Company’s financial strategies, internal and external financial reporting, oversight of the accounting function, and corporate treasury activities. Since 2020, Mr. Shelnutt has served in several roles at the Company including Chief Accounting Officer, Treasurer, and Controller. Prior to joining the Company, Mr. Shelnutt has served in various other accounting and finance roles such as SOX Compliance Manager at CresCom Bank, Treasury Accountant at Charter Bank, and in public accounting. Mr. Shelnutt currently serves on the Accounting Advisory Board for the Richards College of Business at the University of West Georgia. Mr. Shelnutt is an actively licensed Certified Public Accountant and is a member of the American Institute of Certified Public Accountants.

Executive officers do not hold office for a fixed term but may be removed by the Board of Directors with or without cause. There are no arrangements or understandings between any of the executive officers and any other person pursuant to which he or she was selected as an executive officer. No executive officer named herein has a family relationship, as defined in Item 401 of Regulation S-K, with any of the directors or other executive officers.

Governance of the Company

Overview

Our Board of Directors believes that the purpose of corporate governance is to ensure that shareholder value is maximized in a manner consistent with legal requirements and the highest standards of integrity. The Company, through its Board of Directors and management, has long sought to meet the highest standards of corporate governance. The Board has adopted and adheres to corporate governance guidelines which the Board and senior management believe promotes this purpose, are sound and represent best practices. We continually review these governance practices, Georgia law (the law of the state in which we are incorporated), the rules and listing standards of the New York Stock Exchange (“NYSE”), and SEC regulations, as well as best practices suggested by recognized governance authorities.

Director Independence

The Board has evaluated the independence of its directors in accordance with the NYSE rules and applicable rules and regulations of the SEC. Our corporate governance guidelines and principles and the NYSE rules require that a majority of the Board be composed of directors who meet the requirements for independence established by these standards. Currently, our Board of Directors has eight members, all of whom meet the NYSE standard for independence with the exception of Messrs. Fountain and Schmitt. The rules of the NYSE, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors. Following the Annual Meeting, the Board of Directors will consist of eight members, of which six members will meet the NYSE standard for independence. The Board of Directors has determined that Messrs. Fountain and Schmitt each do not qualify as an independent director because they are current or past executive officers of the Company and/or the Bank. The Board has further determined that each director who serves on the Audit Committee, Nominating and Governance Committee, and Talent Management and Compensation Committee satisfies the independence requirements for such committees in accordance with the NYSE rules and applicable rules and regulations of the SEC.

Director Qualifications

Our Company places a strong emphasis on the ethical conduct and values of our directors. It is crucial for them to uphold the highest standards of professionalism and personal integrity, aligning with our longstanding values and principles. To ensure that our directors possess the necessary qualifications, we seek individuals who have extensive experience in policy-making roles within various sectors such as business, government, or civic organizations.

In addition to their professional background, our directors must be dedicated to enhancing shareholder value. This means that they should prioritize the long-term growth and success of the Company, always considering the best interests of our shareholders. To fulfill their responsibilities effectively, our directors must also have sufficient time available to carry out their duties and contribute valuable insights and practical wisdom based on their own unique experiences.

One of the key expectations from our directors is that they represent the interests of all shareholders. This means that they should act impartially and make decisions that benefit the entire shareholder base rather than favoring specific individuals or groups. When evaluating potential candidates for director positions, our Board of Directors considers various factors. These include the candidate’s independence, character, judgment, diversity of background, age, skills, financial literacy, and relevant experience. By considering these aspects, we aim to ensure that our board is well-rounded and capable of addressing the diverse needs and challenges faced by our Company.

Above all, our Board of Directors prioritizes the selection of individuals who will actively contribute to the interests of our shareholders. We seek individuals who have a proven track record of professional and personal achievements, as well as expertise that aligns with our growth strategy. By bringing together a diverse group of directors with a wide range of experiences and perspectives, we believe that we can enhance our ability to make informed decisions and drive our Company’s success in the long run.

Leadership Structure of the Board

The Company is committed to strong Board leadership. Our governance framework provides the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s shareholders. In accordance with the Company’s Amended and Restated Bylaws, the Board of Directors elects our Chief Executive Officer and our Chairman; each of these positions may be held by the same person or may be held by two persons. Currently, Mark H. Massee serves as Chairman of both the Company and the Bank and T. Heath Fountain serves as Chief Executive Officer of both the Company and the Bank. In this capacity as Chairman, Mr. Massee has frequent contact with Mr. Fountain and other members of management on a broad range of matters and has additional corporate governance responsibilities for the Board. The Board of Directors believes that separating the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision-making, and alignment with corporate strategy and provides an effective leadership model for the Company. In light of the active involvement by all independent directors, the Board of Directors has not specified a lead independent director at this time. After careful consideration, the Board of Directors believes that its current structure is appropriate to effectively manage the affairs of the Company and the best interests of the Company’s shareholders. From time to time, the board leadership structure will be re-evaluated to ensure that it continues to be the most effective approach in serving the Company’s goals. In addition, to further strengthen the oversight of the full board of directors, our independent directors hold executive sessions at which only independent directors are present. The executive sessions are scheduled in connection with regularly scheduled board meetings, which occurs at least four times a year.

Executive Sessions

In order to give a significant voice to our non-management directors, we provide for executive sessions of our non-management and independent directors. Our Board believes this is an important governance practice that enables the Board to discuss matters without management present. Our non-management directors are given the opportunity to meet in executive session following each regularly scheduled Board meeting. Our independent directors meet separately from the other directors in regularly scheduled executive sessions at least twice annually, and at such other times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time. The independent directors met 7 times in executive session in 2025.

Board’s Role in Risk Oversight

The Board of Directors is actively involved in oversight of risks that could affect the Company and the Bank. The Board of Directors has ultimate authority and responsibility for overseeing our risk management. The Board of Directors monitors, reviews and reacts to material enterprise risks identified by management. The Board receives specific reports from management on financial, credit, liquidity, interest rate, capital, operational, legal compliance and reputation risks and the degree of exposure to those risks. The Board helps ensure that management is properly focused on risk by, among other things, reviewing and discussing the performance of senior management and business line leaders. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below. However, the full Board has retained responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company and the Bank.

Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. Over the past few years, the Board has spent significant time overseeing management’s efforts to address evolving and growing cyber- and technology-related risks and opportunities, including, most recently, the growth in the use and implementation of generative artificial intelligence.  In particular, our Board and Technology Committee receive regular reporting on cybersecurity and information security risk, as well as presentations throughout the year on cybersecurity and information security topics. Our Technology Committee also annually reviews and approves our Information Security Policy. Our Technology Committee reviews cybersecurity and information security as well as steps taken by management to understand and mitigate such risks. Our Board received quarterly updates on cybersecurity and information security risk in 2025 and discussed cyber security and information security risks with both the Information Security Officer and Chief Risk Officer. For more information on our cybersecurity risk management, strategy, and governance, see “Part I - Item 1C. Cybersecurity” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Board and Committee Self-Evaluation

The Board and Board committees undertake separate evaluation processes on an annual basis. Each director evaluates the performance of the Board and Management. The Chair of each committee evaluates the performance of their Board Committee. The evaluations are reviewed by the Governance Committee and the Chairman of the Board, and the aggregated results are shared and discussed by the Board as a whole. The evaluation process improves the overall effectiveness of the Board and Board committees by identifying strengths, as well as areas for which additional training may be needed.

Board Training

The Company provides training and presentations throughout the year to all Directors in many different areas including; BSA, Insider Trading, Fair Lending, fiduciary responsibility, M&A and others. All new directors are given an orientation on duties and expectations of a director.

Corporate Responsibility

Our Board of Directors is committed to overseeing our corporate responsibilities. We consider these matters throughout the organization with a focus on transparency and continuous improvement. Our corporate responsibilities are currently focused on supporting the communities we serve in the areas of affordable housing, community development and financial education; promoting inclusion and belonging within the Company; and corporate governance best practices.

Our company is committed to enhancing our sustainability efforts and reducing our environmental footprint through various initiatives. We are actively encouraging our customers to increase their usage of electronic statements, online and mobile banking, and electronic bill pay, which not only provides convenience but also reduces paper consumption. In our facilities, we are reducing energy consumption by converting to LED lights, which are more energy-efficient and have a longer lifespan. Additionally, we are embracing digital processes such as e-signatures and digital board packages, and promoting remote work and virtual meetings to conserve fossil fuels and reduce our carbon footprint. We are also expanding our online solutions, with plans to introduce online account opening and other online features later this year, further enhancing our digital capabilities. Our commitment to environmental responsibility extends to our waste management practices, where we partner with vendors who use safe and environmentally friendly processes to dispose of our waste byproducts, including shredding and end-of-life IT equipment. Furthermore, we support renewable industries such as farming and timber through our banking services, recognizing the importance of sustainable practices in these sectors. Through these efforts, we aim to contribute positively to the environment while providing innovative and efficient services to our customers.

Developing youth leaders through the Colony Leadership Academy remains an important investment in the communities we serve. Since its launch in 2021, nearly 200 students have graduated from the program. The Class of 2026 is currently underway, with approximately 60 high school juniors representing communities across our footprint. This year-long leadership experience exposes students to career pathways, economic development, and the industries that drive Georgia’s local economies. Participants engage directly with community leaders, business owners, educators, healthcare professionals, nonprofit organizations, and government officials, gaining practical insight into how communities grow and succeed. Each class participates in three immersive sessions held in different markets across the state. Through site visits and hands-on learning, students explore sectors including healthcare, agriculture, manufacturing, economic development, arts and culture, social services, education, and government affairs. During each session, the class presents $1,000 donations to selected nonprofit organizations, reinforcing the importance of service and civic responsibility. In partnership with the University of Georgia’s J.W. Fanning Institute for Leadership Development, the Academy provides structured training in communication, teamwork, and other areas of leadership. Upon completion, participants receive up to a $1,000 scholarship to the college or university of their choice, further supporting their continued education and leadership journey.

In 2025, we made significant strides in supporting our communities and promoting financial literacy. We provided the Dave Ramsey Foundations coursework to 21 high schools within our footprint, reaching over 5,000 high school students and equipping them with essential financial literacy skills. Our commitment to local healthcare was demonstrated through a $350,000 contribution to the Georgia HEART hospital program, benefiting rural hospitals in our markets. Additionally, we supported schools in our areas with donations totaling nearly $77,461. Our financial support for charitable and community organizations exceeded $800,000, reflecting our dedication to community welfare. Our employees and directors annually volunteer countless hours to support various charitable and community organizations, including local schools, churches, civic clubs, chambers of commerce, and hospitals. As of December 31, 2025, 71% of our employees were women, and 19% were people of color. At the executive level, 20% of our leadership team were women, though none were people of color. We remain committed to improving the representation of women and people of color in senior leadership roles.

Effective governance is a cornerstone of our company’s commitment to transparency, accountability, and long-term success. All members of the Board of Directors are elected to one-year terms, ensuring that they remain responsive to the evolving needs and interests of our shareholders. The Chairman of the Board of Directors is independent, which reinforces our dedication to unbiased oversight and decision-making. Insider ownership of significant shares of the company, along with the Employee Stock Ownership Plan, Equity Compensation Plan, and 401(k) plan, ensures that the interests of our leadership are closely aligned with those of our shareholders.

Code of Conduct and Code of Ethics

Our Board of Directors has adopted a Code of Conduct that applies to all of our directors, officers and employees. The code provides fundamental ethical principles to which these individuals are expected to adhere to and operates as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. In addition, our Board of Directors has also adopted a Code of Ethics that applies to our directors and senior financial officers to prescribe and enforce the policies and procedures employed by our financial operations. Our Code of Conduct and Code of Ethics are both available on our website at www.colony.bank under “About Us > Shareholder Information > Governance > Governance Documents.” We expect that any amendments to the codes, or any waivers of its requirements, will be disclosed on our website, as well as any other means required by the NYSE rules.

Shareholder Engagement

The Company and our Board believe that accountability to our shareholders is key to sound corporate governance principles, and as such, regular and transparent communication with our shareholders is essential to our long-term success. Throughout the year, members of our management team meet regularly with a number of our shareholders to discuss our corporate strategy, financial performance, long-term objectives, credit risks, capital management, enterprise risk management, corporate governance, corporate responsibility related matters, and executive compensation. In regularly engaging with our shareholders, we provide perspective on our governance policies and executive compensation practices and seek input from these shareholders to ensure that we are addressing their questions and concerns.

●	Our on-going shareholder engagement program encompasses a number of initiatives, including:
●	Regularly scheduled in-person and virtual meetings with our larger institutional shareholders;
●	Responses to institutional and retail shareholder correspondence and inquiries;
●	Attendance and participation at approximately 6 industry conferences each year;
●	In-person and telephonic meetings with rating agencies including Standard & Poor’s, Fitch, and Moody’s; and
●	Regular engagement with sell-side analysts who covers the Company to reinforce key themes related to our business strategy and financial performance. This communication helps to ensure that written reports about the Company, including earnings projections, are reasonable and consistent with our stated objectives.

Throughout the year, we contacted, virtually and telephonically, a number of the Company’s largest shareholders. This allowed us to better understand and address shareholder questions and concerns related to such issues as our financial performance, the interest rate environment, our strategic objectives, and our long-term growth strategy. Feedback and perspectives shared during these engagement meetings were discussed by executive management and the Board and influenced several changes and disclosure enhancements.

We look forward to continued enhancement of our shareholder engagement program in 2026. We are committed to an open dialogue where investor views and priorities may be gathered and discussed, thereby informing and guiding a deliberative decision-making process with a diverse shareholder base in mind.

Committees of the Board of Directors

The Company has standing Audit Committee, Nominating and Governance Committee, and Talent Management and Compensation Committee of the Board of Directors. Each committee operates under a written charter adopted by the Board of Directors, which are reviewed annually. You may review each of these charters under the Company’s website at www.colony.bank under “About Us > Shareholder Information > Governance > Governance Documents.”

Meeting Attendance

Our Board of Directors conducts regular meetings and also conducts some of its business through the committees described below. The Board met 9 times during 2025, and each director attended at least 75 percent of the meetings of the full Board and of the committee or committees on which he or she serves. The Company does not have a formal policy regarding director attendance at the Company’s Annual Meeting, but all directors are encouraged to attend. All incumbent directors who were serving as directors in 2025 attended the 2025 Annual Meeting.

Audit Committee

The Audit Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities for the Company’s accounting and financial reporting processes and audits of the financial statements of the Company by monitoring the integrity of the Company’s financial statements, the independence and qualifications of its external auditor, the Company’s system of internal controls, the performance of the Company’s internal audit process and external auditor and the Company’s compliance with laws, regulations and the Code of Ethics and the Code of Conduct. Mr. Massee is the Chairman of the Audit Committee. Mr. Massee, Ms. Hollingsworth, Mr. Loomis and Mr. Joiner were members of the Audit Committee during the year 2025. Mr. Loomis served on the Committee until his retirement in May of 2025. Mr. Joiner joined the committee as of March 1, 2025. None of these members have participated in the preparation of the financial statements of the Company. As of December 31, 2025, the members of the Audit Committee met the independence requirements of the rules of NYSE and as required by the rules and regulations of the SEC, including Rule 10A3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met 8 times during the year 2025.

Talent Management and Compensation Committee

The Talent Management and Compensation Committee is appointed by the Chairman of the Board of Directors of the Company, subject to approval by the full Board. The purpose of the Talent Management and Compensation Committee is to ensure that the Chief Executive Officer, other executive officers and key management of the Company are compensated effectively in a manner consistent with the compensation strategy of the Company, internal equity considerations, competitive practice, and any requirements of appropriate regulatory bodies; to establish guidelines and oversee the administration of executive compensation plans and arrangements as well as certain employee benefit plans; and to recommend any changes to the Directors’ compensation packages. The Chief Executive Officer makes recommendations to the Talent Management and Compensation Committee on executive compensation except for his own compensation. The Talent Management and Compensation Committee does not delegate its authority to other persons or groups. Ms. Hollingsworth is the Chair of the Talent Management and Compensation Committee. Mr. Downing, Ms. Hollingsworth, and Mr. Massee, were members of the Talent Management and Compensation Committee during the year 2025. As of December 31, 2025, the members of the Talent Management and Compensation Committee met the independence requirements of the rules of NYSE. The Talent Management and Compensation Committee met 7 times during 2025.

Nominating and Governance Committee

The Nominating and Governance Committee is appointed by the Chairman of the Board of Directors of the Company, subject to election by the full Board. The purpose of the Nominating and Governance Committee is to take a leadership role in shaping the corporate governance of the Company, to develop and recommend to the Board a set of corporate governance guidelines and to address committee structure and operations. Ms. Mowry is the Chair of the Nominating and Governance Committee. Mr. Loomis, Ms. Mowry, Ms. Hollingsworth and Mr. Reed were members of the Nominating and Governance Committee during the year 2025. Mr. Loomis served as a member until his retirement in May of 2025. Ms. Hollingsworth joined the committee as a member May 19, 2025. As of December 31, 2025, the members of the Nominating and Governance Committee met the independence requirements of the rules of NYSE. The Nominating and Governance Committee 4 times during 2025.

Nominations

The purpose of the Nominating and Governance Committee is to make recommendations to the Board on qualifications and selection criteria for Board members, to review the qualifications of potential candidates for the Board and to make recommendations to the Board on nominees to be elected at the Annual Meeting of Shareholders. The Nominating and Governance Committee charter and the Corporate Governance Guidelines set forth the Company’s policy and process for identifying and evaluating nominees.  Moreover, in addition to meeting the qualification requirements set forth by the Georgia Department of Banking and Finance, a possible director-candidate must also meet the following criteria to be considered by the Nominating and Governance Committee: independence; exceptional personal and professional ethics and integrity; willingness to devote sufficient time to fulfilling duties as a Director; impact on the diversity of the Board’s overall experience in business, government, education, technology and other areas relevant to the Company’s business; impact on the diversity of the Board’s composition in terms of age, skills, ethnicity and other factors relevant to the Company’s business; and number of other public company boards on which the candidate may serve (generally, should not be more than three public company boards in addition to the Company). In considering candidates for the Board of Directors, the Nominating and Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. The Nominating and Governance Committee operates under the Nominating and Governance Committee Charter. The Charter is available on the Company’s website at www.colony.bank under “About Us > Shareholder Information > Governance > Governance Documents.”  The Corporate Governance Guidelines is also available on the Company’s website at www.colony.bank under “About Us > Shareholder Information > Governance > Governance Documents.”

The Nominating and Governance Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as the Company’s bylaws permit shareholders to nominate candidates. The Committee evaluates individuals recommended by shareholders for nomination as directors according to the criteria discussed above under “Director Qualifications” and in accordance with the Company’s bylaws and the procedures described under “Shareholder Proposals” of this proxy statement.

Independence of Audit Committee Members

The Company’s Audit Committee is comprised of Mark H. Massee, Audrey Hollingsworth and Paul Joiner, III. Each of these members meets the requirements for independence as defined by the applicable listing standards of NYSE and SEC regulations applicable to listed companies. In addition, the Board of Directors has determined that Mr. Massee meets the NYSE and SEC “audit committee financial expert” standards and thus elected him to serve as the Audit Committee’s “audit committee financial expert.” In addition, the Board of Directors has determined the financial acumen of each member of the Audit Committee to be very strong and capable of satisfactorily discharging their duties and responsibilities to the Board of Directors and the shareholders.

Audit Committee Report

The Audit Committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist the Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Audit Committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the SEC.

Management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The Audit Committee reports as follows with respect to the audit of the Company’s 2025 audited consolidated financial statements.

●	The Audit Committee has reviewed and discussed the Company’s 2025 audited consolidated financial statements with the Company’s management;
●	The Audit Committee has discussed with the independent auditors, Mauldin & Jenkins, LLC, the matters required to be discussed by the SEC and the Public Company Accounting Oversight Board, including Auditing Standard 16, Communications with Audit Committees, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;
●	The Audit Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and discussed with the independent auditors the independent auditors’ independence from the Company and its management; and
●	Based on review and discussions of the Company’s 2025 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2025 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the SEC.

This report is submitted on behalf of the members of the Audit Committee and shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall it be incorporated by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under the Securities Act and Exchange Act.

AUDIT COMMITTEE:

Mark H. Massee (Chairman)

Audrey Hollingsworth

Paul Joiner, III

STOCK OWNERSHIP

The following table provides information regarding the beneficial ownership of our common stock as of March 27, 2026:

●	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;
●	each of our directors;
●	each of our executive officers; and
●	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to options that are currently exercisable or will become exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 21,172,315 shares of our common stock outstanding as of March 27, 2026. Except as indicated below, the address for each shareholder listed in the table below is Colony Bankcorp, Inc., 115 South Grant Street, Fitzgerald, Georgia 31750.

Security Ownership of Certain Beneficial Owners

As of March 27, 2026, the Company’s records and other information from outside sources indicated the following were beneficial owners of more than 5 percent of the outstanding shares of the Company’s common stock (excluding directors and officers of the Company, and assuming that their holdings have not changed from such other date as may be shown below):

	Shares	Percent of
Name and Address	Beneficially Owned	Ownership
Blackrock, Inc. (1)	1,817,112	8.58%
50 Hudson Yards
New York, NY 10001

Fourthstone, LLC (1)	1,711,213	8.08%
575 Maryville Centre Drive
St. Louis, MO, 63141

(1)	Based solely on information retrieved from www.capitaliq.spglobal.com retrieved on March 27, 2026.

Directors and Executive Officers

The following table sets forth information as of March 27, 2026 regarding the beneficial ownership of the Company’s common stock by each Company director (including nominees for director) and by the named executive officers of the Company and its subsidiaries, and by all directors and executive officers as a group.

	Shares Beneficially		Percent of
Name	Owned (1)(2)		Class
Scott L. Downing	269,741		1.27%
Director

T. Heath Fountain.	102,476	(3)	0.48%
Director; Executive Officer

Audrey D. Hollingsworth	7,069		0.03%
Director

Paul Joiner, III.	9,057		0.04%
Director

Mark H. Massee	67,937		0.32%
Director

Meagan M. Mowry	29,352		0.14%
Director

Matthew D. Reed	17,494	(4)	0.08%
Director

Brian D. Schmitt	69,995		0.33%
Director

Ed Canup.	35,856		0.17%
Executive Officer

Roy Dallis Copeland, Jr.	32,077		0.15%
Executive Officer

All directors and executive officers
as a group (17 persons)	830,645		3.92%

(1)	Includes shares owned by spouses and minor children of officers and directors, as well as shares owned by trusts or businesses in which officers and directors have a significant interest. The information contained herein shall not be construed as an admission that any such person is, for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any securities not held of record by that person or entity.
(2)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting or investment power to the securities. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each beneficial owner identified in the table possesses sole voting and investment power over all our shares of common stock shown as beneficially owned by the beneficial owner.
(3)	Includes 2,600 shares held in UTMA accounts for his children.
(4)	Includes 448 shares held in UTMA accounts for his children.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by cash of the named executive officers for the fiscal years ended December 31, 2025 and 2024.

				Stock	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Compensation		Total
T. Heath Fountain	2025	$535,000	$309,397	$129,573	$34,625	(3)	$1,008,595
Chief Executive Officer	2024	491,063	294,638	110,565	59,938		956,204

Roy Dallis Copeland, Jr.	2025	380,000	149,410	64,216	60,902	(4)	654,528
President	2024	365,000	145,000	53,885	48,535		612,420

Ed Canup (6)	2025	275,000	109,326	28,594	34,528	(5)	447,448
Executive Vice President

(1)	Annual bonus paid in current year based on Company performance in prior year.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards granted in the applicable year based on the stock price per share on the date of grant.
(3)	Includes $1,346 attributable as the aggregate incremental cost company-owned car, $587 for Company-paid life insurance premiums, $2,305 for interest paid on deferred bonus, $5,880 for social club dues, $3,615 for dividends on restricted stock, $3,642 for Company-paid disability insurance and $17,250 for 401(k) match.
(4)	Includes $12,000 vehicle allowance, $1,032 for Company-paid life insurance premiums, $1,213 for interest paid on deferred bonus, $5,103 for dividends on restricted stock, $26,000 for social club dues, $3,248 for Company-paid disability insurance and $12,307 for 401(k) match.
(5)	Includes $12,000 car allowance, $1,881 for Company-paid life insurance premiums, $420 for interest paid on deferred bonus, $1,302 for dividends on restricted stock, $1,846 for Company-paid disability insurance and $17,079 for 401(k) match.
(6)	Mr. Canup was not a named executive officer in 2024.

Summary of Terms of Compensation Program

Base Salary. The Talent Management and Compensation Committee establishes base salary for each named executive officer to reflect the potential contribution of the executive to the achievement of the Company’s and the Bank’s business objectives and to be competitive with base salaries paid by other institutions. The Company utilizes industry specific salary surveys as a source to evaluate competitiveness of base salaries. The level of each executive officer’s base salary is designed to reward performance for carrying out the required day-to-day activities and responsibilities of each officer’s position. We increase base salaries based upon competitive market needs, our past and expected financial performance and the individual executive’s performance. Base salary is an important component of the compensation program because it fairly compensates individuals for fulfilling their daily responsibilities and obligations. The Talent Management and Compensation Committee determined the initial 2026 base salary for the named executive officers by reviewing salary surveys from different industry groups, considering the environment of the financial industry and discussing with its independent compensation consultant who is knowledgeable about the banking industry’s compensation for executive officers.

The base salary approved and in effect for 2025 and 2026 for each named executive officer is listed on the following chart:

	2025 Base	2026 Base
Executive	Salary	Salary
T. Heath Fountain	$535,000	$600,000
Roy Dallis Copeland, Jr	380,000	400,000
Ed Canup	275,000	315,000

Annual Cash Incentive Compensation. Cash incentives for each of the named executive officers are based primarily on performance with regard to goals established by the Talent Management and Compensation Committee.  The Talent Management and Compensation committee sets annual target bonuses for all named executive officers.  For 2025, performance-based payouts closely approached target levels across the executive team.  Specifically, Mr. Fountain earned $309,397 (96.39% of his $314,908 target), Mr. Copeland earned $149,410 (98.30% of his $152,071 target), and Mr. Canup earned $109,326 (99.39% of his $111,274 target).

In 2025, annual cash incentive compensation was based on the level of achievement of five distinct goals, each of which were weighted based on their relative relationship to overall Company and Bank performance including:

●	Achieving an operating return on average assets (ROAA) ratio of greater than 0.97% (weighted at 30%);
●	Achieving an operating earnings per share (EPS) greater than $1.78 per share (weighted at 30%);
●	Achieving net operating non-interest expense to average assets (Net NIE) ratio of less than 1.43% (weighted at 20%); and
●	Achieving individual performance goals (weighted at 20%).

The annual cash incentive awards earned based on 2025 performance were paid to each named executive officer: 80% paid in cash in 2026 with the remaining balance of the award to be paid in 2027.

Employment Agreements.  The Company is a party to an employment agreement with each of our named executive officers.  The employment agreement has a three-year term, in the case of Mr. Fountain (expiring July 30, 2027), and a two-year term, in the case of Messrs. Copeland and Canup (expiring September 13, 2026 and January 19, 2027, respectively) and provides for participation in any annual bonus and employee benefit plans available to other similarly-situated Bank employees. In addition, the Company will provide Mr. Fountain reimbursement for the cost of certain monthly club membership dues.  The employment agreements specify the payments and benefits to which he would be entitled upon a termination of employment for specified reasons, as described in greater detail below.

Outstanding Equity Awards at 2025 Fiscal Year-End

			Market value of
	Stock Awards; Number of		shares or units of
	shares or units of stock that		stock that have not
Name	have not vested (#)		vested (S) (4)
T. Heath Fountain	14,680	(1)	$261,598
Roy Dallis Copeland, Jr	8,230	(2)	146,659
Ed Canup	4,381	(3)	78,069

(1)	Reflects (i) restricted stock granted to Mr. Fountain on July 1, 2023, which vests on July 1, 2026; (ii) restricted stock granted to Mr. Fountain on July 1, 2024, which vest in two approximately equal annual installments on each of July 1, 2026 and 2027; and (iii)restricted stock granted to Mr. Fountain on July 1, 2025, which vests in three approximately equal annual installments on July 1, 2026, 2027 and 2028, in each case subject to Mr. Fountain’s continued employment with the Company on each respective vesting date.
(2)	Reflects (i) restricted stock granted to Mr. Copeland on January 1, 2023, which vested on January 1, 2026; (ii) restricted stock granted to Mr. Copeland on July 1, 2024, which vests in two approximately equal annual installments on each of July 1, 2026 and 2027; and (iii)restricted stock granted to Mr. Copeland on July 1, 2025, which vests in three approximately equal annual installments on July 1, 2026, 2027 and 2028, in each case subject to Mr. Copeland’s continued employment with the Company on each respective vesting date.
(3)	Reflects (i) restricted stock granted to Mr. Canup on January 1, 2023, which vested on January 1, 2026; (ii) restricted stock granted to Mr. Canup on July 1, 2024, which vests in two approximately equal annual installments on each of July 1, 2026 and 2027; and (iii)restricted stock granted to Mr. Canup on July 1, 2025, which vests in three approximately equal annual installments on July 1, 2026, 2027 and 2028, in each case subject to Mr. Canup’s continued employment with the Company on each respective vesting date.
(4)	The market value is based on the closing market price of our common stock ($17.82) on December 31, 2025.

Pursuant to the terms of the Company’s 2020 Incentive Plan, outstanding shares of restricted stock will become fully-vested and non-forfeitable (i) upon the participant’s death or disability, or (ii) upon occurrence of a change in control, and except with respect to any awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control.

Summary of Potential Payments on Termination of Employment or Change in Control

The employment agreements with our named executive officers specify the payments and benefits to which the executive would be entitled upon a termination of employment for specified reasons. Pursuant to the employment agreements, if the Company terminates the executive’s employment other than for “cause” or “disability” or the executive resigns for “good reason” (as such terms are defined in the employment agreement), then the Company will pay to the executive: (i) if such termination occurs prior to a change in control or more than 12 months following a change in control, an amount equal (A) in the case of Mr. Fountain, the amount that he would have received through the remainder of the term of the employment agreement or, if longer, for a period of twelve (12) months, or (B) in the case of Messrs. Copeland and Canup, an amount equal to one times the current base salary for a period of twelve (12) months, in each case payable in approximately equal installments; or (ii) if such termination occurs within 12 months following a change in control, an amount equal to a multiple (2.5x, in the case of Mr. Fountain and 1.5x, in the case of Messrs. Copeland and Canup) of the sum of the executive’s then-current base salary plus an amount equal to the annual bonus paid by the Company to the executive with respect to the calendar year immediately preceding the date of termination, payable in a single lump sum within 30 days.

Each of the employment agreements requires the executive to execute and not revoke a general release of claims against the Company. The employment agreements also contain certain non-competition and employee and customer non-solicitation covenants that apply during the executive’s employment with the Company and for 12 months following termination of employment (or, if longer, the period of time during which the executive is receiving severance payments), and standard confidentiality covenants.

Summary of Potential Payments Upon Termination of Employment or Upon a Change in Control. The table below reflects estimates of the amount of compensation that would be payable to the named executive officers upon a qualifying termination or a change in control on December 31, 2025. Actual amounts that would be paid out can only be determined at the time of such qualifying termination.

	Termination Other than for		Termination Other than for Cause
	Cause or Disability; Resignation		or Disability; Resignation for Good
	for Good Reason (Absent a		Reason (Within 12 Month
Name	Change in Control)		Following a Change in Control)
T. Heath Fountain	$847,083	(1)	$1,633,138	(2)
Roy Dallis Copeland, Jr	380,000	(3)	716,000	(4)
Ed Canup	275,000	(3)	477,500	(4)

(1)	Reflects an amount equal to the base salary that Mr. Fountain would receive for the remainder of the current term of his employment agreement. Assumes a termination date of December 31, 2025.
(2)	Reflects an amount equal to 2.5 times the sum of Mr. Fountain’s current base salary, and the annual bonus earned with respect to the calendar year immediately preceding the date of termination.
(3)	Reflects an amount equal to 1.0 times current base salary.

(4)	Reflects an amount equal to 1.5 times the current base salary and the annual bonus earned with respect to 2024, which is the calendar year immediately preceding the date of termination.

Equity Compensation Plan Information

The following table provides information as of December 31, 2025, regarding the Company’s equity compensation plans under which shares of the Company’s common stock are authorized for issuance.

	(A)	(B)	(C)
	Number of	Weighted	Number of Securities
	Securities to be	Average	remaining available for
	issued upon exercise	Exercise	future issuance under
	of outstanding	Price of	equity compensation
	options, warrants,	outstanding options,	plans (excluding securities
	and rights	warrants, and rights	reflected in Column (A)
Equity compensation plans approved by shareholders(1)	—	—	804,223
Equity compensation plans not approved by shareholders	—	—	—
Total	—	—	804,223

(1)	Reflects shares available for future awards under the Colony Bankcorp, Inc. 2020 Incentive Plan. All of these shares are available for issuance pursuant to grants of full-value stock awards.

PAY VERSUS PERFORMANCE

Average
Summary
			Compensation	Average
			Table	Compensation
			Total for	Actually Paid	Value of Initial
	Summary	Compensation	Non-PEO	for Non-PEO	Fixed $100
	Compensation	Actually	Named	Named	Investment
	Table Total	Paid for	Executive	Executive	Based on:
Year	for PEO (1)	PEO(1)(3)	Officers(2)	Officers (2)(3)	Company TSR	Net Income
2025	$1,008,595	$1,037,147	$550,988	$564,921	$110.41	$28,253,000
2024	956,204	998,881	515,405	541,914	121.35	23,868,000
2023	623,635	627,005	375,841	388,424	104.81	21,747,000

(1)	The principal executive officer (the “PEO”) for each of 2025, 2024 and 2023 is Mr. Fountain.
(2)	The non-PEO named executive officers for each applicable year include the following individuals: 2023 and 2024, Roy Dallis Copeland, Jr. and Leonard Bateman, Jr.; 2025, Roy Dallis Copeland, Jr. and Ed Canup.
(3)	The dollar amounts reported represent the “compensation actually paid”, or “CAP”, to the PEO and the Non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to the PEO or the Non-PEO NEOs, respectively, during the applicable year. To calculate CAP for the PEO and average CAP for the Non-PEO NEOs, the following amounts were deducted from and added to Summary Compensation Table total compensation:

PEO and Non- PEO Equity Component of CAP

		Average Non-PEO
Year	PEO	NEOs
2025
Total Compensation reported	$1,008,595	$550,988
Add/Subtract:
Fair Value of Awards Granted in the Year (a)	(129,573)	(46,405)
Fair Value of equity awards Granted in the year at year end (b)	135,664	48,586
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year (b)	11,873	6,013
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year (b)	4,429	1,815
Dividends paid on unvested shares	6,159	3,924
Total Average Equity Award Adjustments	28,552	$13,933
Compensation actually paid	$1,037,147	$564,921

2024
Total Compensation reported	$956,204	$515,405
Add/Subtract:
Fair Value of Awards Granted in the Year (a)	(110,565)	(47,774)
Fair Value of equity awards Granted in the year at year end (b)	146,874	63,462
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year (b)	8,520	9,988
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year (b)	(6,900)	(2,894)
Dividends paid on unvested shares	4,748	3,727
Total Average Equity Award Adjustments	42,677	$26,509
Compensation actually paid	$998,881	$541,914

2023
Total Compensation reported	$623,635	$375,841
Add/Subtract:
Fair Value of Awards Granted in the Year (a)	(28,290)	(28,290)
Fair Value of equity awards Granted in the year at year end (b)	39,900	39,900
Change in fair value from end of prior fiscal year to end of current fiscal year for awards made in prior fiscal years that were unvested at end of current fiscal year (b)	3,660	2,562
Change in fair value from end of prior fiscal year to vesting date for awards made in prior fiscal years that vested during current fiscal year (b)	(16,300)	(4,944)
Dividends paid on unvested shares	4,400	3,355
Total Average Equity Award Adjustments	3,370	12,583
Compensation actually paid	$627,005	$388,424

(a)	Represents the grant date fair value of equity-based awards granted each year.
(b)	The fair value of the restricted stock awards was determined based on the stock price on the applicable valuation dates. The assumptions used in calculating the fair value of the RSUs did not differ in any material respect from the assumptions used to calculate the grant date fair value of the awards as reported in the Summary Compensation Table for the applicable year. The fair value calculation used herein is consistent with the fair value methodology used to account for share-based payments in our financial statements.

Relationship between Compensation Actually Paid disclosed in the Pay Versus Performance table, and other table elements

2025 Compared to 2024

Compensation Actually Paid (“CAP”) to Mr. Fountain was higher in 2025 compared to 2024.  Mr. Fountain’s base salary increased year over year, as well as increases in his annual incentive and equity awards granted. The increases can be attributed to several factors, including continued improvement in core profitability and overall company performance, achievement of strategic goals, and investment in team members to remain competitive in a tightening talent market. The average NEO CAP also experienced increases year over year, partially due to a change in NEOs in 2025 compared to 2024 as well as the same reasons discussed above.  Cumulative total shareholder return was lower in 2025 compared to 2024 for both Mr. Fountain and NEOs primarily due to the year over year change in stock price being lower than in prior periods.

The rise in Colony Bankcorp’s stock price as well as another year of increased financial performance also contributed to the increased PEO CAP in 2025 compared to 2024. These increases in 2025 are a result of the successful execution of the Company’s growth plans and its commitment to rewarding its executives for their contributions to the Company’s success.

Colony Bankcorp’s Net Income increased in 2025 compared to 2024, and had a positive impact on the year over year increase in the PEO CAP. See discussion above for the direct contributing factors for the PEO CAP increase. Average NEO CAP increased for the reasons noted above.

2024 Compared to 2023

Compensation Actually Paid (“CAP”) to Mr. Fountain and cumulative total shareholder return were both higher in 2024 compared to 2023. Mr. Fountain’s base salary increased year over year, as well as notable increases in his annual incentive and equity awards granted. The increases can be attributed to several factors, including improved company performance, achievement of strategic goals, and market adjustments to remain competitive in attracting and retaining top talent. Also, in 2023, the compensation structure was heavily influenced by the Company’s recovery from the economic impacts of the previous years. The focus was on stabilizing operations and ensuring financial resilience. As a result, the compensation packages were more conservative, with a significant portion tied to short-term performance metrics. The average NEO CAP also experienced increases year over year, for the same reasons discussed above.

The rise in Colony Bankcorp’s stock price as well as another year of increased financial performance also contributed to the increased PEO CAP and the Total Shareholder Return (“TSR”) in 2024 compared to 2023. These increases in 2024 are a result of the successful execution of the Company’s growth plans and its commitment to rewarding its executives for their contributions to the Company’s success.

Colony Bankcorp’s Net Income increased in 2024 compared to 2023, and had a positive impact on the year over year increase in the PEO CAP. See discussion above for the direct contributing factors for the PEO CAP increase. Average NEO CAP increased for the reasons noted above.

DIRECTOR COMPENSATION

The Company uses cash incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, the Company considers the significant amount of time that Directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board.

Cash Compensation Paid to Board Members

For fiscal year ended December 31, 2025, independent members of the Board (except the Chairman) received a retainer of $52,000 for Board Service for the year. The Chairman received a retainer of $70,000 for the year for Board service. Committee Chairs receive an additional $2,500 annually per committee chaired. Directors who are employees of the Company do not receive any committee fees. Non-employee Directors were awarded 969 shares of Company stock that will vest in three equal installments on each anniversary of the grant date. Paul Joiner III was awarded 2,907 shares of Company stock.

Subsidiary Director Compensation

Colony Bank, a wholly-owned subsidiary of the Company, has deferred compensation plans covering certain former directors and certain officers choosing to participate through individual deferred compensation contracts. In accordance with terms of the contracts, the Bank is committed to pay the directors deferred compensation over a specified number of years, beginning at age 65. In the event of a director’s death before age 65, payments are made to the director’s named beneficiary over a specified number of years, beginning on the first day of the month following the death of the director.

2025 DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid in		All Other
	Cash ($)	Stock Awards(1)	Compensation	Total
Scott L. Downing	$57,000	$16,492	$—	$73,492
T. Heath Fountain	—	—	—	—
Audrey D. Hollingsworth	54,500	16,492	—	70,992
Paul Joiner III	43,333	49,477	—	92,810
Edward P. Loomis, Jr.(2)	22,708	—	—	22,708
Mark H. Massee	72,500	16,492	—	88,992
Meagan M. Mowry	54,500	16,492	—	70,992
Matthew D. Reed	54,500	16,492	—	70,992
Brian D. Schmitt	52,000	16,492	—	68,492

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of restricted stock awards granted in 2025. The grant date fair value was based on the value of stock on the grant date ($17.02 per share with respect to each non-employee Director’s grant of shares on July 1, 2025).
(2)	Retired from the Board of Directors at 2025 Annual Meeting.

Prohibitions on Hedging

The Company prohibits all directors, officers and employees from engaging in speculative trading and hedging shares of Company securities. This includes prohibitions against short-selling Company securities and transactions in any derivative of Company securities, including buying and writing options. Directors, officers and employees are restricted from buying Company securities on margin. Additionally, the Company’s Insider Trading Policy prohibits trading for directors, officers and certain employees during designated blackout periods and requires approval by the Company’s General Counsel prior to any trade.

Insider Trading Policy

The Company has adopted an Insider Trading Policy governing the purchase, sale, and/or other transactions in the Company’s securities by directors, officers and employees, or the Company itself, that are reasonably designed to promote compliance with insider trading laws, rules and regulations, and any listing standards applicable to the Company. A copy of the Company’s Insider Trading Policy has been filed as Exhibit 19 to the Company’s Annual Report on Form 10-K.

Clawback Policy

The Company maintains a clawback policy that complies with the applicable listing standards of NYSE and Rule 10D-1 under the Securities Exchange Act of 1934. In the event of a restatement of the Company’s reported financial results due to material non-compliance with financial reporting requirements, the Talent Management and Compensation Committee will recover reasonably promptly the amount of all erroneously awarded compensation received by an executive officer during the covered period (within the meaning of such terms as provided in the NYSE listing standards).

Equity Grant Practices

Restricted stock is a form of equity compensation that is granted to executive officers, typically as part of their overall compensation package. These stock awards are designed to align the interests of the executives with those of the shareholders by providing an ownership stake in the company. The restricted stock typically vests over a specified period, meaning that the executive officers must remain with the company for a certain duration before they gain full ownership of the stock. This vesting period serves as an incentive for the executives to contribute to the company’s long-term success and stability.

The Talent Management and Compensation Committee, which is responsible for overseeing executive compensation, plays a crucial role in the administration of restricted stock awards. This committee ensures that the awards are granted in accordance with the company’s compensation philosophy and policies.

When determining the terms of equity awards, the Talent Management and Compensation Committee considers several factors. These include the overall performance of the company, the performance of the individual executive officer, and the total compensation mix of the executive officer. This comprehensive evaluation ensures that the equity awards are aligned with both company performance and individual contributions, promoting a performance-driven culture.

Importantly, the Talent Management and Compensation Committee does not consider material nonpublic information when determining the timing and terms of equity awards. This practice is in place to ensure fairness and to avoid any potential manipulation of stock prices. Additionally, the Company does not time the disclosure of material nonpublic information to influence the value of executive compensation. This commitment to transparency and integrity is crucial for maintaining the trust of shareholders and other stakeholders.

For the fiscal year 2025, the company has reaffirmed its commitment to these principles, ensuring that the timing and terms of equity awards for named executive officers (NEOs) are not influenced by the disclosure of material nonpublic information. This approach underscores the company’s dedication to ethical practices in executive compensation and corporate governance.

Related Party Transactions with the Company

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W, which governs certain transactions by us with our affiliates, and the Federal Reserve’s Regulation O, which governs certain loans by us to executive officers, directors and principal shareholders. We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Our related parties include our directors (including nominees for election as directors), executive officers, shareholders beneficially owning 5% or more of our common stock and the immediate family members of these persons. Our Chief Executive Officer, in consultation with counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to our Audit Committee for approval. In determining whether to approve a related party transaction, our Audit Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies.

Loans. The Company’s directors and officers from time to time have borrowed funds from the Company’s subsidiary for various business and personal reasons. Such loans are made in strict compliance with state and federal statutes and regulations of the Federal Deposit Insurance Corporation and the Georgia Department of Banking and Finance. Such loans were made in the ordinary course of business; were made on substantially the same terms, including interest rates and collateral, as were prevailing at the time for comparable transactions with persons not related to the lender; and did not involve more than normal risk of collectability or present other unfavorable features.

As of December 31, 2025, certain officers, executive officers, directors, and companies in which they are an executive officer or partner or in which they have a 10% or more beneficial interest, were indebted to the Bank in the aggregate amount of $5,029,194.46 outstanding or available.

The Company adopted a related person transaction policy and procedure on October 17, 2017, and to the best of our knowledge all related parties are in compliance.

Legal Proceedings

There are no “material” pending legal proceedings, other than ordinary routine litigation incidental to the business of the Company, to which the Company or its subsidiary is a party or of which any of their property is subject. Material proceedings are defined as claims for damages where the amount involved, exclusive of interest and cost, exceeds 10 percent of the current assets of the Company and its subsidiary on a consolidated basis.

During the previous 10 years, no director, person nominated to become a director, or executive officer of the Company was the subject of a legal proceeding that is material to an evaluation of the ability or integrity of any such person.

Shareholder Communication with the Board of Directors

Our Board of Directors does not have an established written policy or process for security holders to send communications to the Board of Directors. However, it has been the practice of the Company to direct any such communications to the Chairman of the Board, who would, in his or her discretion, discuss the communications with the Board at a regular Board meeting. The Board has determined this practice and process to be satisfactory in allowing security holders to communicate directly with the Board of Directors. Communications that are not related to the duties and responsibilities of the Board of Directors or a committee will not be distributed, including spam, junk mail and mass mailings, surveys and business solicitations or advertisements. In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal.

Talent Management and Compensation Committee Interlocks and Insider Participation

During 2025, Ms. Hollingsworth, Mr. Massee, and Mr. Downing served as members of the Talent Management and Compensation Committee. During 2025, no member of the Talent Management and Compensation Committee served as an officer or employee of the Company or its subsidiaries, was formerly an officer of the Company or its subsidiaries, or entered into any transactions with the Company or its subsidiaries that would require disclosure under applicable SEC regulations. During 2025, none of our executive officers served as a member of the Talent Management and Compensation Committee or on the board of directors of another entity, any of whose executive officers served on our Talent Management and Compensation Committee or on our Board of Directors.

PROPOSAL NO. 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A(a)(1) of the Securities Exchange Act of 1934, as amended, requires the Company to permit a non-binding advisory vote (at least once every three years) on the compensation of its Named Executive Officers, as described and presented in the “Executive Compensation” section of this 2026 Proxy Statement, and the accompanying tables and narrative disclosure.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse our executive compensation program and policies through the following resolution:

“Resolved, that the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K located in the ‘Executive Compensation’ section of the 2026 Proxy Statement, and the accompanying executive compensation tables and narrative discussions is hereby APPROVED.”

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Talent Management and Compensation Committee will consider the outcome of the vote when considering future executive compensation decisions. It is our current policy to provide you this advisory voting opportunity annually. Accordingly, you will have the opportunity to vote on whether to approve, on an advisory basis, the compensation of our Named Executive Officers again at our 2027 annual meeting of shareholders.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Our Audit Committee has selected Mauldin & Jenkins, LLC, to serve as our independent accountants for the fiscal year ending December 31, 2026, subject to ratification by the shareholders. Representatives of Mauldin & Jenkins, LLC will be available at the Annual Meeting on May 21, 2026, and will have the opportunity to make a statement if they desire to do so. They will be available to answer your questions at that time.

Shareholder ratification of the selection of Mauldin & Jenkins, LLC as our independent registered public accounting firm for the 2026 fiscal year is not required by our bylaws, state law or otherwise. The Board of Directors is submitting the selection of Mauldin & Jenkins, LLC as the Company’s independent registered public accounting firm to the shareholders for ratification as a matter of good corporate practice. If the ratification of the appointment of Mauldin & Jenkins, LLC is not approved by a majority of the votes cast at the Annual Meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interests of the Company and its shareholders.

The Board of Directors unanimously recommends a vote “FOR” this proposal.

During the fiscal year 2025, the Company retained Mauldin and Jenkins, LLC to serve as the Company’s principal independent auditor. Services were provided in the following categories and amounts:

	2025	2024
Audit Fees (1)	$432,500	$412,500
Audit-related Fees (2)	97,000	40,335
Tax Fees	—	—
All other Fees	—	—
Total	$529,500	$452,835

(1)	Includes audit of financial statements and internal controls over financial reporting, reporting to audit committee, review of quarterly financials, attestation of Internal Controls for FDICIA, and review of SEC filings.
(2)	Includes assurance and related services, fees related to the HUD audit, fees related to the performance of audits and attest services not required by statute or regulations, due diligence and consents related to mergers, acquisitions, and investments, accounting consultations about the application of generally accepted accounting principles to proposed transactions and fees related to shelf registration and stock offering work through the end of the year.

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, the independent registered public accounting firm, and on a case-by-case basis, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. The Audit Committee delegates authority over the review of such preapprovals to an internal audit firm, which prepares an internal program that is subject to the Audit Committee’s approval. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation. The Audit Committee has considered the provision of non-audit services by our principal accountants and has determined that the provision of such services were consistent with maintaining the independence of the Company’s principal accountants. All services set forth above under the captions “Audit Fees”, “Audit-Related Fees”, “Tax Fees”, and “All Other Fees” were approved by the Audit Committee pursuant to SEC Regulation S-X Rule 2-.01(c)(7)(i).

Financial Information Systems Design and Implementation Fees.

The Company did not retain its principal accountant to perform Financial Information Systems Design or Implementation services in fiscal year 2025.

SHAREHOLDER PROPOSALS

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our 2027 annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 7, 2026. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our 2027 annual meeting of shareholders, may be brought before the annual meeting as long as the notice of the proposal is in writing and received by the Company, directed to the attention of the Corporate Secretary, no earlier than 5:00 p.m., Eastern Time, on January 21, 2027, which is 120 calendar days before the anniversary of this year’s annual meeting, nor later than 5:00 p.m., Eastern Time, on February 20, 2027, which is 90 calendar days before the anniversary of this year’s annual meeting. Any such proposal must comply in all respects with the Company’s Amended and Restated Bylaws and with the rules and regulations of the SEC. Upon timely receipt of any such proposal, the Company will determine whether to include it, if requested, in its proxy statement and proxy in accordance with applicable rules and regulations governing the solicitation of proxies.

To have a nominee included in the Company’s proxy statement and form of proxy for the annual meeting to be held in 2027, notice of such nomination must be submitted by the nominating shareholder on a Schedule 14N to the Company no earlier than 5:00 p.m., Eastern Time, on January 21, 2027 nor later than 5:00 p.m., Eastern Time on February 14, 2027, with such notice to also be filed with the SEC no later than February 20, 2027.

No director nominations were received from shareholders in connection with the Annual Meeting.

OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

Our Board of Directors knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the Company’s best interest.

ANNUAL REPORTS

Upon receipt of a written request, we will furnish, without charge, any owner of common stock of the Company a copy of its annual report as filed with the SEC on form 10-K (the “10-K”) for the fiscal year ended December 31, 2025, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. Such requests should be directed to the Secretary of the Company at the address indicated on the front of this proxy statement.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. The Company and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

●	Only one Notice of Internet Availability of Proxy Materials or Proxy Statement and 2025 Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or the Company to the contrary.
●	You can contact the Company by calling (229) 426-6000 or writing Edward L Bagwell at 115 South Grant Street, Fitzgerald, Georgia 31750 to request a separate copy of the Notice of Internet Availability of Proxy Materials or 2025 Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future. You can also contact your broker to make a similar request.

Communicating with the Board

The Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board as follows:

●	by writing the Board of Directors, Colony Bankcorp, Inc., c/o General Counsel’s Office, 115 South Grant Street, Fitzgerald, Georgia 31750; or
●	by emailing: Edward L. Bagwell at lbagwell@colonybank.com.

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending upon the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal, or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any director upon request.

These procedures are also available in the Investor Relations section of our website at investor.colonybank.com.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V89445-P47251 ! ! ! For All Withhold All For All Except For Against Abstain ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1. To elect the following eight director nominees to serve until the 2027 Annual Meeting of Shareholders: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: 2. To approve, on an advisory non-binding basis, the compensation of the Company’s named executive officers as disclosed in the enclosed Proxy Statement; and 3. To ratify the appointment of Mauldin & Jenkins, LLC, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. NOTE: To transact any other business that may properly come before the Annual Meeting or any other adjournment or postponement thereof. COLONY BANKCORP, INC. 01) Scott L. Downing 02) T. Heath Fountain 03) Audrey D. Hollingsworth 04) Paul Joiner, III 05) Mark H. Massee 06) Meagan M. Mowry 07) Matthew D. Reed 08) Brian D. Schmitt ! ! ! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 20, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 20, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. COLONY BANKCORP, INC. ATTN: CORPORATE SECRETARY P.O. BOX 989 115 SOUTH GRANT STREET FITZGERALD, GA 31750

V89446-P47251 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. COLONY BANKCORP, INC. Annual Meeting of Shareholders May 21, 2026 11:00 AM Eastern Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) T. Heath Fountain and Mark H. Massee, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COLONY BANKCORP, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, Eastern Time on May 21, 2026, at 103 W. Central Ave, Fitzgerald, GA 31750, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The Board of Directors is not aware of any matters likely to be presented for action at the 2026 Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use. By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING. Continued and to be signed on reverse side